SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 22, 2016

HOUSTON AMERICAN ENERGY CORP.
(Exact name of registrant as specified in Charter)

Delaware	1-32955	76-0675953
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

801 Travis St., Suite 1425 Houston, Texas 77002
(Address of Principal Executive Offices)(Zip Code)

713-222-6966
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 22, 2016, Houston American Energy Corp. (“Houston American”) entered into an Offer Letter – Subscription for fully paid ordinary shares (the “Subscription Agreement”), Tamboran Resources Limited (“Tamboran”).

Pursuant to the Subscription Agreement, Houston American agreed to acquire 12.5% of the ordinary shares (the “Shares”) of Tamboran for $1,000,000.  Closing of the acquisition is subject to receipt by Tamboran of a minimum of A$705,000 of additional funding from the sale of ordinary shares to parties other than Houston American.

Further, pursuant to the Subscription Agreement, (1) should Tamboran issue additional equity securities for a period of nine months from closing of the Subscription Agreement and in an amount up to $10,000,000, Houston American is entitled to purchase shares in such future equity offerings of Tamboran, on the terms offered to other investors in such offerings, in an amount necessary to maintain a 12.5% ownership interest in Tamboran; and (2) in addition to the rights described in 1 above, Houston American is entitled to receive additional shares, without consideration, in an amount necessary to maintain a 12.5% ownership interest in Tamboran, if, within nine months following closing of the Subscription Agreement, Tamboran issues additional equity securities in order to (a) convert to equity a currently outstanding convertible note of approximately A$3.6 million; (b) convert to equity payables of Tamboran outstanding as of the date of the Subscription Agreement; or (c) raise up to U.S. $1.5 million of capital through the issuance of additional equity.

Item 7.01.	Regulation FD Disclosure.

On February 24, 2016, Houston American issued a press release announcing the execution of the Subscription Agreement with Tamboran.  The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Offer Letter – Subscription for fully paid ordinary shares of Tamboran Resources Limited, dated February 22, 2016
99.1	Press release, dated February 24, 2016, regarding Tamboran Resources Subscription Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HOUSTON AMERICAN ENERGY CORP.
Dated: February 24, 2016

	By:	/s/ John P. Boylan
John P. Boylan, President